Exhibit 99.1


Greer, South Carolina - February 28, 2005 - American Consolidated Management Group, Inc. (OTC: ACMI.PK), who is involved in the development and commercialization of natural plant products, previously announced that it anticipated that Bill Strenglis would join the Company as an officer; however, Mr. Strenglis has subsequently accepted and assumed the post of President with DI Food Service Companies in Jackson, Mississippi and the Company no longer anticipates that he will join the Company in the capacity of a corporate officer; however, Mr. Strenglis continues to consult with the Company and has offered to join the Board of Directors if the Company determines that it would be an advantage to the Company's future.

The Company is currently conducting negotiations and testing procedures with a number of food companies. The Company is hopeful that all, or some of these efforts will result in final sales agreements; however, there is no assurance that final, binding agreements will be reached.

The Company is still operating on a day-to-day basis, and has been utilizing loan proceeds from a line of credit arrangements with Beta Foods, L.L.C. As a result, the Company has purchased a number of pieces of equipment for its plant operations in Poway, California, and has obtained sufficient equipment enabling the Company to produce Sunutra products at a rate of 300 to 400 pounds per hour. The Company has also obtained the use of a HPLC; a piece of scientific equipment that enables the Company to run its own nutrient content tests within the Poway facility. The Company anticipates that this will enable it to speed up the process of testing, as well as significantly lower the Company's ongoing costs for these tests.

A Standard Operating Procedure manual has been completed for production operations and is in place. One patent application [serial number 11/015651] was filed in December 2004 with the U.S. Patent Office by Dr. Jack Watkins, and a second application is in the process of being filed. Dr. Watkins had previously assigned this technology to the Company. Dr. Watkins is also working daily as a paid consultant to the Company.

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This news release contains forward-looking statements within the meaning of the
Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies, funding constraints and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission. The Company's Web site is located at www.sunutra.com.